Exhibit 99.1

VERB Publishes Management’s Prepared Remarks During First Quarter 2022 Earnings Call

Q1 2022 SaaS Recurring Revenue Up 37% Over Q1 2021

Q1 2022 Gross Profit Up 31% Over Q1 2021

R&D Operational Costs Cut 45% from Q1 2021

MARKET LIVESTREAM SHOPPING FESTIVAL DATES SET – JULY 26, 27 & 28

●	First quarter 2022 SaaS recurring revenue up 37% over prior year comparable quarter
●	First quarter 2022 gross profit margin up 31% over prior year comparable quarter
●	First quarter 2022 Total Digital revenue up 19% over prior year comparable quarter
●	SaaS recurring revenue now accounts for 93% of Total Digital revenue – up from 81% in Q1 2021
●	SaaS recurring revenue now accounts for 74% of total revenue – up from 58% in Q1 2021
●	Total Digital revenue accounts for 80% of total revenue – up from 71% in Q1 2021
●	R&D expense down 45% from prior year comparable quarter and down 42% from Q4 2021
●	Modified EBITDA[1] improvement by $1 million over Q1 2021
●	MARKET Livestream Shopping Platform soft launch data paints promising picture – FESTIVAL dates set for July 26, 27, and 28

NEWPORT BEACH, Calif. and SALT LAKE CITY, May 16, 2022 (GLOBE NEWSWIRE) — Verb Technology Company, Inc. (Nasdaq: VERB) (“VERB” or the “Company”), the leader in interactive video-based sales enablement applications, including shoppable livestream, today reported financial and operating results for the quarter ending March 31, 2022, and held an earnings conference call at 5:30 p.m. ET to discuss these results. Prepared remarks of the management team during the conference call are provided below.

Management Prepared Remarks
VERB 2022 First Quarter Financial Results Conference Call
Monday, May 16, 2022, 5:30 p.m. ET

Company Participants
Rory J. Cutaia, CEO
Salman Khan, CFO

Operator:

Good afternoon and welcome to the first quarter 2022 Financial Results Conference Call for Verb Technology Company, Inc. At this time, all participants are in a listen-only mode. Please be advised, the call is being recorded at the Company’s request.

On our call today are Rory J. Cutaia, CEO, and Salman Khan, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. Verb Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory?

Rory J. Cutaia:

Thank you moderator, and thanks to everyone for joining us today for our Q1 2022 financial results and business update conference call.

Let’s jump into it. We were just named the number 1 software provider to the Direct Sales industry for the second year in a row, which is an industry we entered just 3 years ago that we now dominate. And with regard to that side of our business, I’m pleased to report that we’ve had another consecutive quarter of growth in our SaaS business, and I’d like to cover some of the highlights of the quarter, but first I want to talk about MARKET – our new livestream shopping platform.

First and foremost, I’m excited to announce the dates for the FESTIVALS – they are July 26, 27, and 28th.

As I’ll discuss today, the recent public facing livestream shopping events on MARKET have resulted in an acceleration of inbound interest from brands who want to be part of the Festivals, including potential sponsors as well as headliners. So, we’ve been reshuffling the lineup a bit.

The dates, times, lineup, sponsors, hosts and other information will be released as part of the advertising and marketing campaign that’s been developed for the FESTIVALS. There are also plans for follow-on FESTIVALS, around specific important shopping dates. I will disclose more information on those in subsequent communications.

I’d next like to share some data points about the ongoing sales and onboarding process for MARKET and the interest we’re seeing from vendors.

The onboarding team takes over from sales once a vendor agrees to join MARKET and set up a store. All Vendors get a store – and as we get further in our discussion today – you’ll understand why that’s important.

Between January and March, we added approximately 100 vendors to our onboarding process.

For the 39-day period between April 1 and May 10, we added approx. 90 vendors to the onboarding process

Beginning with the Alix Traeger event and accelerating through and after the Wander Beauty event, inbound demand from high quality vendors has increased dramatically.

Since the Wander Beauty event, we’re now onboarding 8-10 vendors a day. Due to the volume of inbound interest, we are prioritizing vendor acceptance and onboarding based on certain criteria – chief among them is annual sales volume in excess of $5M together with a measurable online following through social media.

Here’s some important stats on the top 100 vendors on MARKET based on revenue and social media followers as of May 10:

●	Combined annual ecommerce sales in the United States for the past 12 months is approximately $4B
●	Of the top 100, we have 2 companies with sales of $1B or more
●	5 companies with sales of $100M or more
●	3 companies with sales of $50M or more
●	11 companies with sales of $10M of more
●	12 companies with sales of $5M or more
●	22 companies with sales of $1M or more
●	The balance have sales under $1M

●	TOTAL SOCIAL MEDIA FOLLOWERS for the Top 100 companies is 80,691,982

There is a fair amount of diversity among the categories of products offered by the vendors to assure a robust shopping experience for shoppers on MARKET.

The sales cycle is, quite frankly, unlike anything I’ve ever seen. We have salespeople who are reporting close rates of 100% during the demo – which is often the first call with the vendor. I realize that sounds insane and I am not suggesting that close ratio is sustainable as it continues to scale. Though I would not be surprised if it remains well above traditional sales close ratios. It appears that we have tapped into long pent-up demand from vendors across every product category looking for a new distribution outlet. There is also a massive movement by manufacturers to adopt a direct-to-consumer distribution strategy which MARKET obviously addresses directly. More recently, we see even traditional retail brands looking to incorporate a more effective direct-to-consumer distribution strategy to lower distribution costs and increase margins. If there is a contraction in the economy and a drop in consumer spending, we believe this will drive business for MARKET as vendors will seek ways to lower prices and retain margins.

As the vendors that are fully onboarded choose to host public facing events – which we actively encourage – we anticipate the onboard rate to continue to ramp up through the FESTIVALS – and then accelerate further. Accordingly, we are focusing on the sales and onboarding process to identify and eliminate any bottlenecks and points of friction.

As I mentioned a few moments ago, we are experiencing an extraordinarily high close rate when our sales teams demo the platform for prospects. We’re working to better automate the demo process for prospects. In fact, just over the past 6 weeks, we’ve revamped our user guides, our FAQs, our onboarding processes, and created best practices guides for our teams as well as for our vendors. These efforts have already produced measurable efficiencies. Our goal is to be able to accommodate hundreds of new vendors per day and over time, thousands per day with little intervention from any our sales and onboarding team members. By the way, this is one of the reasons to do a soft launch the way we have, so we can learn what we don’t know, things that are not discovered during the beta trial period that you want to address before a full hard public launch. We’ve learned from our mistakes and what some may incorrectly perceive as a delay, is actually our teams taking a very careful and thoughtful approach to the launch of MARKET. We’re in this for the long haul and we believe this is an enormous opportunity to create real sustainable value for all of our shareholders.

Let’s talk about the standalone stores and what that means.

The process of onboarding involves setting up the vendors’ storefront. This includes, among other things, providing their banking and tax id information, confirming inventory and fulfillment capabilities, uploading their logos, branding elements, and content and of course loading their inventory sku’s.

In some cases, vendors start and finish in a single day. In other cases, it takes much longer. Once their stores are set up, we offer training and support on how best to use and leverage the platform. Some vendors begin by hosting private events while they get comfortable with the platform’s features and functionality – but we actively encourage vendors that have completed onboarding and set up to begin hosting public facing events.

We developed the stand-alone store capability to allow those public facing events to take place without exposing the identities of certain brands that asked that we not disclose their presence on MARKET until they either completed set-up or announced it publicly themselves or jointly with us.

Ok – let’s now discuss the recent public facing events.

Over the past month we’ve had 3 public facing events. The first one was hosted by Alix Traeger, a popular influencer from BuzzFeed’s Tasty show. The next one was a brand called “Don’t Call Me Mommy,” a very popular fast-growing brand, and the last one was Wander Beauty, a very successful cosmetics brand and one of the biggest sellers on HSN. These were all test events for these brands and intentionally not well promoted and as such we waived our normal fees.

The Alix Traeger and Don’t Call Me Mommy events were produced by a company whose business is to develop and execute livestream shopping monetization strategies for influencers with large social media followings and service the creator economy. This is a very savvy, experienced, connected management team that looked at virtually all competing livestream platforms and chose MARKET to host their clients’ livestream shopping events.

The Wander Beauty event was produced by John Rizzo, our new SVP of Content and Brand Partnerships. John was a producer at QVC for more than 20 years and led QVC’s online initiative and grew it to more than $300M a year in sales. Kate Eckman, our new SVP of programming and Talent Acquisition, a former QVC/HSN on-air host, hosted the event, alongside some of the Wander Beauty principals.

As a testament to vendors’ experience on the platform after their test events, I’m happy to report that all 3 have talked openly about how much they enjoyed the experience and Wander Beauty has already confirmed a series of events on MARKET and the next one is currently scheduled for this month, May 27 at 2pm ET. I hope that you get to see the real quality of this platform and what a game changer this is.

I’d like to share some of the data points that came out of those 3 events:

We had a total of 492 verified attendees – that number does not include insiders – like verb employees, nor does it include people who attended on YouTube, Facebook, Instagram and other social media sites as both the Alix Traeger and the Don’t Call Me Mommy events were simulcast on social media as well as on MARKET.

I don’t yet have the number of attendees on the social media feeds that then clicked-over to watch on MARKET to make purchases directly on MARKET – which is definitely an important metric – but the producer told us that they were very pleasantly surprised at that conversion rate.

As to sales data, I’m going to aggregate the information in order to be as transparent as I possibly can here, but still respect the confidential sales information of our individual vendors.

Total sales during the livestream events were low 4 figures – under $5,000.

However, sales continued after the livestream events as people did in fact return to shop the stores and watch the recordings of prior events – which are all still shoppable – validating one of my premises for incorporating shoppable stores that retain a permanent presence on MARKET.

That post event sales number, while preliminary, seems to be approximately 20% of the sales done during the events, but those sales are continuing, and that amount will change. As time goes on and we have a much larger pool of events and post sales data, we’ll be better able to determine how much the vendor storefronts contribute to the revenue stream and the rate of drop off over time after the event, which will help vendors determine when to schedule follow-on livestreams to maintain or increase sales.

Sales are continuing in the MARKET stores days and even weeks after the live events.

12% of live event attendees made purchases, well above the 2.5% average conversion rate for non-livestream ecommerce.

The average size purchase from all events was $47.88 per purchaser. If my math is right, I believe that works out to about $240 GMV – gross merchandise value - for every 25 people that attend a MARKET event.

However, market data for livestream shows indicates that number goes up when attendees remain on more than 12 minutes – I believe it’s 50-100% greater.

Data from these events shows that 95% of attendees remained on for more than 12 minutes, and 85% of attendees remained on for the entire show. These are unusually high engagement rates, and we don’t yet know if this is sustainable at scale, but even 25% of these engagement rates would be impressive.

While this data is only from 3 relatively unpromoted events, there is a lot of data we’ve provided today about the vendors that are already committed to MARKET that would allow savvy investors to begin building their own revenue forecast model to determine what MARKET could potentially generate from the vendors already confirmed and then plot a growth rate for additional vendors layering in over the next 12 months and beyond. Hopefully this will help investors formulate their own opinion of value for MARKET on a standalone basis and compare that to our current market cap for the combined company when making an informed investment decision.

The points we’ve discussed that are worth repeating are:

Collectively, the vendors committed through May 10 generate approximately $4B in US ecommerce sales annually.

Collectively, they have more than 80M social media followers to whom they can promote their events on MARKET

12% of event attendees made purchases that averaged $48 dollars per attendee

Attendees that remain on for more than 12 minutes will likely purchase more – as much as 50 to 100% more

There is an additional 20% in sales taking place in the stores after the events – and in at least one case – even more

And finally, our revenue is derived from several sources; the first component is a fixed percentage - which averages 10-20% - of gross sales by each and every vendor on the platform. That’s from sales revenue generated by vendors during both the livestream events and in the stores.

In addition to that, as the platform continues to attract a critical mass of buyers and sellers, we will impose onboarding fees, which we currently waive, as well as monthly recurring fees for vendors to maintain their store on MARKET, which we are also waiving for vendors coming on during the soft-launch period.

There are additional revenue streams flowing from sponsorship fees, hosting services fees, production services fees, among many other revenue categories, though I don’t have visibility on how to quantify any of those yet, so I’d leave them out of the model until we do.

Now I’d like to turn to our SaaS business and Q1 results, after which our CFO Salman Khan will provide more details.

Starting with our SaaS recurring subscription revenue for Q1 2022 – we report just over $2M – up 37% over the same period last year. We’ve now had 5 consecutive quarters of SaaS recurring revenue growth. In fact, but for Q4 2020, we would have now reported 8 consecutive quarters of SaaS revenue growth – and the only reason Q4 of 2020 wasn’t part of the consecutive quarters of growth was not that it was bad quarter – it was that Q3 of 2020 just happened to be a blockbuster quarter – you may recall that was a record breaker for us.

First quarter 2022 gross profit margin was $1.7M - up 31% over the prior year comparable quarter of $1.3M.

Total Digital revenue – of which SaaS recurring revenue is a component – was $2.2M – up 19% over the same period in 2021.

Notably, we ended the first quarter of 2022 with SaaS recurring revenue once again representing a larger and larger percentage of our Total Digital revenue – now 93%, up from 81% in Q1 2021; and as a percentage of Total Revenue, our SaaS revenue is now 74%, up from 58% in Q1 2021.

Total cost of revenue was $1M, an improvement of 20% compared to the prior year comparable quarter.

I’m particularly pleased to report that the revenue growth we’ve reported today was achieved while fulfilling our commitment to reduce operating expenses. As I indicated previously, we would begin to see the results of our plans to reduce operating costs in Q4 of 2021 and Q1 of 2022. You might recall that R&D expense, which is the biggest component of our operating expense, was down 22% in Q4 over Q3 2021. We’re reporting a substantially greater and additional reduction in R&D expense of 42% in Q1 2022 over Q4 2021. That also represents a reduction in R&D expense of 45% over the prior year comparable quarter.

We expect to report further planned reductions in operating expenses while revenues increase throughout the year and into next as we move closer to cash flow positive. Salman will address additional expense reductions in his comments.

In our last quarterly report, I talked about a new version of verbLIVE – version 2.0, designed specifically for the direct sales industry, that was under development. It includes many of the features built into our MARKET platform, such as dual presenter mode and recording capabilities, but built to be used as a sales tool for sales reps, and tightly integrated into our verbCRM application, with attribution features. I’m pleased to report that development is ahead of schedule, and we’ll have no problem meeting our delivery dates for the clients waiting for it next month in June and July. In addition, a new admin system for our super popular PULSE application, allowing us to dramatically accelerate client onboarding, will also be released ahead of schedule for delivery to clients waiting for that as well.

As I discussed in our last earnings call, in Q4 2021, we launched a new business unit for VERB – our professional sports unit, built on our verbTEAMS sales enablement platform. We started with the announcement of the Pittsburgh Penguins in Q4 2021, and since then, we’ve added many new professional sports teams to the platform and built an impressive sales pipeline of professional sports teams both in the US and in other countries.

In addition to the Pittsburgh Penguins, we announced the Florida Panthers, the Phoenix Suns, and the Detroit Pistons, and many more announcements are expected. Some of the initial deals we’ve done and expect to do are done on a type of barter basis, rather than a free trial, whereby we provide the teams a license to our platform in exchange for corresponding value in marketing for verb. Our strategy is that once they use the platform, they will see the benefits and be willing to pay for a subscription upon the expiration of the initial term.

We have reasons to believe this strategy will prove to be an effective one as at least one team has already reported extremely impressive results from their use of the platform – such as 72% click-through rates using our interactive video technology. In addition, we’re now in talks with one of the leagues who is exploring the possibility of rolling our sales enablement platform out to all of the teams in their league. And as I mentioned in the last call, it is my expectation that there will be MARKET and verbTV implications for the sports teams using our platform.

Let’s talk about the acquisitions. As to one of the acquisitions I discussed previously, the audit is virtually complete, however, given the recent rather shocking, more rapid deterioration of the financial markets over the past few weeks, including the precipitous and inexplicable decline in the current price of our shares, which we intended to use as currency in connection with the consideration, we are negotiating an extension of the closing date with the sellers.

It is our hope that market conditions will improve, allowing us to complete the acquisition soon as we have worked very closely together over the past year and developed a mutual respect that extends beyond our business relationship. Given the market conditions today, we believe this is the prudent course of action. Until we are able to complete the acquisition, we will be operating under the long-term licenses we have in place for those components we rely on for our MARKET platform, and we will outsource some of the ongoing platform improvements and updates to their developers under previously negotiated and fully executed statements of work. There will be no interruption of any kind.

I’ll turn it over to our CFO Salman Khan for more detail around our reported financial performance, as well as the recent financings we secured to assure the uninterrupted execution of our plans for MARKET, among other things.

Salman?

Salman Khan:

Thank you, Rory, and good afternoon, everyone. I’d like to review our financial performance as reported in our Form 10-Q filed today, May 16, for the first quarter ended March 31, 2022. I may reiterate and/or provide more color around some of the data points Rory shared with you.

The following compares the Company’s results of operations for the first quarter of 2022 with the first quarter of 2021.

●	SaaS recurring revenue, a component of Total Digital revenue, was $2.0 million for the first quarter of 2022, up 37% over the comparable prior year quarter.

●	SaaS recurring revenue as a percentage of Total Digital revenue was 93%, compared with 81% for the comparable prior year quarter.

●	SaaS recurring revenue as a percentage of Total Revenue was 74%, compared with 58% for the comparable prior year quarter.

●	As Rory mentioned, it has now been five consecutive quarters of SaaS recurring revenue growth.

●	As we discussed in our last earnings call, until we completely phase out of our legacy non-digital business, our Total Revenue will not be a reliable indicator of our performance since it includes the revenue generated from both our digital business, which cumulatively is growing at a record pace, and our non-digital business, which is declining as we exit that business. For example, the non-digital business now represents only 20% of total revenue through the first quarter of 2022, compared with 29% through the comparable period in 2021. I do note, however, that due to our exponential growth in SaaS business, our total revenue for the first quarter 2022 over the prior year first quarter is up 6.5% despite the planned decline in non-digital business.

●	As discussed in our earnings call last month, we historically made a conscious decision to ramp up our research and development investment, among other related expenses, in order to accelerate the time to market for several major revenue generating features and products.

●	In Q4 2021, we began the move from R&D mode to maintenance mode for many of our products allowing us to reduce operational costs to more normalized levels. The planned reductions will continue throughout this year and into next, with some of the biggest reductions occurring in the latter half of this year. For the three months ended March 31, 2022, we invested $1.6 million in R&D, compared with $2.9 million in the same quarter of 2021. This 45% reduction is in line with our expectations and as part of our cost reduction strategy. I also note, as Rory said, this also represents a 42% reduction in R&D expense from Q4 2021.

●	At March 31, 2022, we capitalized software development costs of $6.2 million attributed to the development of MARKET, which we expect to depreciate in cost of revenue.

●	General and administrative expenses were $7.0 million in the first quarter of 2022, a decrease of $0.3 million from the $7.3 million in the prior year comparable period, primarily due to a decrease in share-based compensation of $1.1 million and a decrease in marketing spend of $0.4 million both offset by planned increases in labor costs of $0.9 million. As discussed in our previous earnings call, we have begun implementing a top grading strict ROI approach to our marketing spend and based on the efficiencies we’re now seeing, we are all set for the annualized savings of $1 million in marketing spend over time. We anticipate that these additional savings will help offset any marketing increases we expect to incur as we promote the public commercial release of our new MARKET platform and verbTV, among other things.

●	As we began the year, we continued to focus on identifying cost efficiencies. For example, we determined that many of our Utah team members could continue to work remotely very effectively. Accordingly, in Q1 2022, we terminated our office building and warehouse leases in Utah and entered into a new office sub-lease agreement in Lehi, Utah, for smaller space, saving us over $270,000 a year.

●	In the first quarter of 2022, we improved our Modified EBITDA[1] by $1 million or 16% when compared to the first quarter of 2021. This unlocking in Modified EBITDA[1] represents approximately 50% of our current quarter’s SaaS revenues of $2 million and is a testament of our employees’ and management teams’ efforts to make our company more efficient with a drive towards profitability. As a reminder, Modified EBITDA is a non-GAAP financial measure, and we have provided information reconciling to the comparable GAAP financial measure in the press release for today and in our Form 10-Q.

●	As of March 31, 2022, total assets were $38.1 million, total liabilities were $22.3 million, and total stockholders’ equity was $15.8 million.

●	On April 25, 2021, we completed a registered direct offering priced at-the-market at $0.75 with a small group of institutional investors which resulted in gross proceeds of $11 million. It was a straight common transaction with 1-for-1 warrants.

●	As of May 10, 2022, there are 101,440,840 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 6.8 million shares or approximately 6.7% are owned or controlled by management and the Board members.

I’d now like to turn the call back over to the Operator for Q&A.

1 Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with generally accepted accounting principles (“GAAP”) are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

In addition to our results under GAAP, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, share-based compensation, financing costs and changes in fair value of derivative liability.

	Three Months Ended March 31,
(in thousands)	2022	2021

Net loss	$(6,989)	$(8,345)

Adjustments
Depreciation and amortization	409	414
Share-based compensation	1,301	2,402
Interest expense	756	508
Change in fair value of derivative liability	(1,138)	(500)
Other (income) / expense	64	(54)
Debt extinguishment, net	-	(939)
Other non-recurring	126	-

Total EBITDA adjustments	1,518	1,831
Modified EBITDA	$(5,471)	$(6,514)

About VERB

Verb Technology Company, Inc. (Nasdaq: VERB), the market leader in interactive video-based sales applications, transforms how businesses attract and engage customers. The Company’s Software-as-a-Service, or SaaS, platform is based on its proprietary interactive video technology, and is comprised of a suite of sales enablement business software products offered on a subscription basis. Its software applications are used by hundreds of thousands of people in over 100 countries and in more than 48 languages. VERB’s clients include large sales-based enterprises as well as small business sales teams, including the sales and marketing departments of professional sports teams. Of note is its forthcoming MARKET, a multi-vendor, multi-presenter, livestream social shopping platform at the forefront of the convergence of ecommerce and entertainment. With approximately 170 employees and contractors, the Company is headquartered in Lehi, Utah, and it also maintains offices in Newport Beach, California.

For more information, please visit: verb.tech.

Follow VERB here:

VERB on Facebook: facebook.com/VerbTechCo
VERB on Twitter: twitter.com/VerbTech_Co
VERB on LinkedIn: linkedin.com/company/verb-tech
VERB on YouTube: youtube.com/channel/UC0eCb_fwQlwEG3ywHDJ4_KQ

MARKET – our livestream shopping platform: market.live
Download verbMAIL here: verbMAIL on Microsoft AppSource Store

Sign up for E-mail Alerts here: ir.verb.tech/news-events/email-alerts

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “expect,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements contained in this press release relate to, among other things, the Company’s projected financial performance and operating results, including SaaS Recurring Revenue, as well as statements regarding the Company’s progress towards achieving its strategic objectives, including the successful integration and future performance of acquisitions and performance of SoloFire. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to the COVID-19 pandemic and related public health measures on our business, customers, markets and the worldwide economy; our plans to attract new customers, retain existing customers and increase our annual revenue; the development and delivery of new products, including verbLIVE; our plans and expectations regarding software-as-a-service offerings; our ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in our quarterly results of operations and other operating measures; increasing competition; general economic, market and business conditions. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Relations Contact:

888.504.9929
investors@verb.tech

Media Contact:

855.250.2300, ext.107
info@verb.tech